CONFIRMING STATEMENT
(Forms 3, 4 and 5)




This statement confirms that the undersigned has authorized and designated
C. Scott Kulicke and Susan L. Waters, or either of them (the "Authorized Persons"), to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the United States Securities and Exchange Commission or other entity as a result of the ownership of or transactions in securities of Kulicke & Soffa Industries, Inc. (the "Company") by the undersigned in an individual capacity and/or by the undersigned in a fiduciary capacity, including, without limitation, as a trustee or custodian. The authority of the Authorized Persons under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 or 5 with regard to the ownership of or transactions in securities of the Company by the undersigned in an individual or fiduciary capacity, unless earlier terminated by a written revocation delivered to the Secretary of the Company.

The undersigned acknowledges that the Authorized Persons are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.





						/s/ Maurice E. Carson


Dated:  September 15, 2003